EXHIBIT 21.1

Name of Subsidiary	State Incorporation
Providence Community Corrections, Inc. (f/k/a Camelot Care Corporation)	Delaware
Cypress Management Services, Inc.	Florida
Family Preservation Services, Inc.	Virginia
Family Preservation Services of Florida, Inc.	Florida
Family Preservation Services of North Carolina, Inc.	North Carolina
Family Preservation Services of West Virginia, Inc.	West Virginia
Providence of Arizona, Inc.	Arizona
Providence Service Corporation of Delaware	Delaware
Providence Service Corporation of Maine	Maine
Providence Service Corporation of Oklahoma	Oklahoma
Providence Service Corporation of Texas	Texas
Rio Grande Management Company, LLC	Arizona
Family Preservation Services of Washington DC, Inc.	Dist. of Columbia
Dockside Services, Inc.	Indiana
Providence Community Services, Inc. (f/k/a Pottsville Behavioral Counseling Group, Inc.)	Pennsylvania
Providence Community Services, LLC	California
College Community Services	California
Choices Group, Inc.	Delaware
Providence Management Corporation of Florida	Florida
Providence Service Corporation of New Jersey, Inc.	New Jersey
Social Services Providers Captive Insurance Co.	Arizona
Drawbridges Counseling Services, LLC	Kentucky
Oasis Comprehensive Foster Care, LLC	Kentucky
Children’s Behavioral Health, Inc.	Pennsylvania
Maple Star Nevada	Nevada
Transitional Family Services, Inc.	Georgia
AlphaCare Resources, Inc.	Georgia
Family-Based Strategies, Inc.	Delaware
A to Z In-Home Tutoring, LLC	Nevada
W. D. Management, LLC	Missouri
0798576 B.C. LTD	British Columbia, Canada
Camelot Care Centers, Inc.	Illinois
Family & Children’s Services, Inc.	Pennsylvania
Charter LCI Corporation	Delaware
Health Trans, Inc.	Delaware
LogistiCare, Inc.	Delaware
LogistiCare Solutions, LLC	Delaware
Provado Technologies, Inc.	Florida
Provado Insurance Service, Inc.	South Carolina
Providence Service Corporation of Alabama	Alabama
Red Top Transportation, Inc.	Florida
WCG International Consultants Ltd.	British Columbia, Canada